Amicus Establishes Global Research and Gene Therapy Center of Excellence in Philadelphia

New 75,000 sq. ft. State of the Art Facility
in uCity Square Adjacent to Penn Campus

Strengthens Amicus Capabilities as a
Leading Global Rare Disease Biotechnology Company

CRANBURY, NJ, and Philadelphia, PA, February 26, 2019 – Amicus Therapeutics (Nasdaq: FOLD) today announced it is establishing a new Global Research and Gene Therapy Center of Excellence in uCity Square in Philadelphia, PA, to advance its commitment to world-class science that makes a meaningful difference in the lives of people living with rare metabolic diseases. Philadelphia is a well-regarded ecosystem for biotechnology and gene therapy research and offers an ideal environment for Amicus to advance its pipeline, attract and retain top talent and foster external collaborations within the rare diseases.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, stated, “This Amicus Global Research and Gene Therapy Center of Excellence is an important next step in the evolution of our science, research and gene therapy capabilities. In considering locations, Philadelphia became the clear choice as a burgeoning hub for medical breakthroughs. The proximity to our collaborators at the University of Pennsylvania and other major academic centers and hospitals in the area also provides a tremendous opportunity to advance our commitment to gene therapies. Philadelphia is easily accessible to New Jersey, which has been a strong contributor to our success and will remain the location of our global headquarters. As Amicus continues to expand globally, my hope is that the great science to come from our research in Philadelphia will one day soon lead to medicines with the potential to alleviate an enormous amount of suffering. This is our mission at Amicus and we are honored to be a part of the exciting Philadelphia research community.”

Under the leadership of Jeff Castelli, PhD, Chief Portfolio Officer and newly appointed Head of Gene Therapy, and Hung Do, PhD, Chief Science Officer, the new facility will be located at 3675 Market Street in uCity Square, a 6.5 million square-foot, mixed-use knowledge community consisting of office, laboratory, clinical, residential and retail space designed to enable university and corporate research, entrepreneurial activity and community engagement.

An initial group of Amicus research employees has moved into temporary space in the building at BioLabs@CIC Philadelphia during construction of the permanent space. The new 75,000 sq. ft. Center will be completed in the second half of 2019 and will serve as the headquarters for the global Amicus science organization and the gene therapy leadership team. Amicus expects up to 200 employees to eventually be based at the new Philadelphia facility. The Company is maintaining global business operations in Cranbury, NJ, and international headquarters in Marlow, UK.

J. Larry Jameson, MD, PhD, Executive Vice President for the Health System and Dean of the Raymond and Ruth Perelman School of Medicine stated, “On behalf of Penn Medicine, I would like to welcome Amicus Therapeutics to Philadelphia. Amicus is working to pioneer significant advancements in gene therapy, which includes a collaboration with Dr. James Wilson and his team at our Orphan Disease Center. This relationship reflects how the innovation ecosystem at Penn brings together researchers, innovators, and entrepreneurs to accelerate research discoveries to patients as quickly as possible. The close proximity between the Amicus Center of Excellence and our campus will further strengthen this relationship and create additional opportunities to work together.”

Jim Kenney, Mayor of Philadelphia, commented, “The City of Philadelphia is committed to fostering innovative companies, academic institutions, and hospitals that are focused on the latest advancements in research and development, while also elevating the patient experience within our healthcare systems. Amicus Therapeutics is an established leader in biotechnology with a unique and intense patient-dedicated mission. The Company’s presence and investment in Philadelphia will create additional opportunities that will be highly influential as our city continues its transformation into a major global biotech hub.”

About Amicus Therapeutics
Amicus Therapeutics (Nasdaq: FOLD) is a global, patient-dedicated biotechnology company focused on discovering, developing and delivering novel high-quality medicines for people living with rare metabolic diseases. With extraordinary patient focus, Amicus Therapeutics is committed to advancing and expanding a robust pipeline of cutting-edge, first- or best-in-class medicines for rare metabolic diseases. For more information please visit the company’s website at www.amicusrx.com, and follow us on Twitter and LinkedIn.

Forward-Looking Statements
This press release contains "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” "confidence," "encouraged," “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. The forward looking statements included in this press release are based on management's current expectations and belief's which are subject to a number of risks, uncertainties and factors. In addition, all forward looking statements are subject to the other risks and uncertainties detailed in our Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on 10-Q for the Quarter ended September 30, 2018. As a consequence, actual results may differ materially from those set forth in this press release. You are cautioned not to place undue reliance on these forward looking statements, which speak only of the date hereof. All forward looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise this press release to reflect events or circumstances after the date hereof.

CONTACTS:

Investors/Media:
Amicus Therapeutics
Sara Pellegrino, IRC
Vice President, Investor Relations & Corporate Communications
spellegrino@amicusrx.com
(609) 662-5044

Media:

Amicus Therapeutics
Marco Winkler
Director, Corporate Communications
mwinkler@amicusrx.com
(609) 662-2798

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